As Filed Electronically with the Securities and Exchange Commission on March 29, 2013
Registration No. 333-[●]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
FNB UNITED CORP.
(Exact Name of Registrant as Specified in its Charter)

North Carolina (State or Other Jurisdiction of Incorporation or Organization)	56-1456589 (IRS Employer Identification No.)
150 South Fayetteville Street Asheboro, North Carolina (Address of Principal Executive Offices)	27203 (ZIP Code)
FNB United Corp.
2012 Incentive Plan
(Full Title of the Plan)

Brian E. Simpson, Chief Executive Officer
FNB United Corp.
150 South Fayetteville Street
Asheboro, North Carolina 27203
(Name and Address of Agent for Service)
(336) 626-8300
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Beth S. DeSimone, Executive Vice President and General Counsel
FNB United Corp.
150 South Fayetteville Street
Asheboro, North Carolina 27203
Telephone: (336) 626-8300

Indicate by check mark whether the Registrant is a Large Accelerated Filer, an Accelerated Filer, a Non-Accelerated Filer or a Smaller Reporting Company. See the definitions of “Large Accelerated Filer,” “Accelerated Filer” and “Smaller Reporting Company” in Rule 12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer *	Accelerated Filer ☒	Non-Accelerated Filer * (Do Not Check if a Smaller Reporting Company)	Smaller Reporting Company *

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value per share	600,000 shares	$9.81	$5,886,000.00	$802.85
(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that may become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) promulgated under the Securities Act on the basis of $9.81 per share, the average of the high and low prices of the Common Stock on March 26, 2013, as reported on The Nasdaq Stock Market.

i

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012;

•	Our Current Reports on Form 8-K filed March 1, 2013 and March 20, 2013; and

•
The description of our Common Stock, which is contained in our Registration Statement on Form S-1 filed with the Commission on November 18, 2011, including any amendment or report filed for the purpose of updating such description.

Additionally, all documents subsequently filed with the Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and be a part hereof from the date of the filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Any documents or information “furnished” and not “filed” in accordance with the Commission rules shall not be deemed to be incorporated by reference herein.
Item 6.    Indemnification of Directors and Officers.
The Amended and Restated Bylaws (“Bylaws”) of FNB United Corp. (“FNB” or “Registrant”) provide that any person who at any time serves or has served as a director or officer of FNB (including all subsidiaries, constituent corporations absorbed into FNB or subsidiaries by merger), or who, while serving as a director or officer of FNB, serves or has served at the request of FNB as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under FNB’s employee pension and welfare benefit plan (an “ERISA fiduciary”) shall have a right to be indemnified by FNB to the fullest extent permitted by law against liability and litigation expenses, including attorney’s fees, arising out of such status or activities in such capacity, provided that FNB will not indemnify a director or officer against liability or litigation expense for activities undertaken that if at the time taken were known or reasonably should have been known to him to be clearly in conflict with the best interests of the corporation, or if applicable, an ERISA fiduciary of FNB’s employee benefit plan. FNB will also indemnify the director, officer or ERISA fiduciary for reasonable costs, expenses and attorneys’ fees in connection with the enforcement of indemnification rights.
Indemnification under the Bylaws shall only be paid after a determination that the director, officer or ERISA fiduciary did not act in a manner, at the time the activities were taken, that was known or reasonably should have been known by him to be clearly in conflict with the best interests of the corporation, or the employee benefit plan to which the activities relate, as the case may be. Such determination shall be made (a) by the affirmative vote of a majority (but not less than two) of directors who are or were not parties to such action, suit or proceeding or against whom any such claim is asserted (“disinterested directors”) even though less than a quorum, or (b) if a majority (but not less than two) of disinterested directors so direct, by independent legal counsel in a written opinion, or (c) by the vote of a majority of all of the voting shares other than those owned or controlled by directors, officers or ERISA fiduciaries who were parties to such action, suit or proceeding or against whom such claim is asserted, or by a unanimous vote of all of the voting shares, or (d) by a court of competent jurisdiction.
Expenses, as described above, may be paid by FNB in advance of the final disposition or termination of a proceeding as described above as authorized by FNB’s Board of Directors, if FNB receives an undertaking, to repay all such sums unless such person is ultimately determined to be entitled to be indemnified by FNB as provided in the Bylaws.
Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporations Act (“NCBCA”) contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (a) the director conducted himself in good faith, (b) the director reasonably believed that the director’s conduct in the director’s official capacity with the corporation was in its best interests and in all other cases the director’s conduct was at least not opposed to the corporation’s best interests, and (c) in the case of any criminal proceeding, the director had no reasonable cause to believe the director’s conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the director. The above standard of conduct is determined by the board of directors, a committee of the board of directors, special legal counsel or the shareholders as prescribed in Section 55-8-55.
Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director’s or officer’s defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 55-8-54.
In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals. FNB has purchased a directors’ and officers’ liability insurance policy which, subject to certain limitations, insures FNB’s directors and officers against damages they might become legally obligated to pay as a result of any negligent act, error or omission committed by directors of officers while acting in their capacity as such.
The foregoing is only a general summary of certain provisions of the Bylaws and the NCBCA dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the full text of the Bylaws, which are incorporated by reference to this Registration Statement, and to the applicable provisions of the NCBCA.

Item 8.    Exhibits.

Exhibit No.	Description
4.1	Articles of Incorporation of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form S-14 Registration Statement (File No. 2-96498) filed March 18, 1985.
4.2
Articles of Amendment to Articles of Incorporation of the Registrant, adopted May 10, 1988, incorporated herein by reference to Exhibit 19.10 to the Registrant’s Quarterly Report on Form 10-Q (File No. 000-13823) for the quarter ended June 30, 1988.

4.3
Articles of Amendment to Articles of Incorporation of the Registrant, adopted May 12, 1998, incorporated herein by reference to Exhibit 3.12 to the Registrant’s Quarterly Report on Form 10-Q (File No. 000-13823) for the quarter ended June 30, 1998.

4.4
Articles of Amendment to Articles of Incorporation of the Registrant, adopted May 23, 2003, incorporated herein by reference to Exhibit 3.13 to the Registrant’s Quarterly Report on Form 10-Q (File No. 000-13823) for the quarter ended June 30, 2003.

4.5
Articles of Amendment to Articles of Incorporation of the Registrant, adopted March 15, 2006, incorporated herein by reference to Exhibit 3.14 to the Registrant’s Quarterly Report on Form 10-Q (File No. 000-13823) for the quarter ended March 31, 2006.

4.6
Articles of Merger, setting forth amendment to Articles of Incorporation of the Registrant, effective April 28, 2006, incorporated herein by reference to Exhibit 3.15 to the Registrant’s Quarterly Report on Form 10-Q (File No. 000-13823) for the quarter ended March 31, 2006.

4.7
Articles of Amendment to Articles of Incorporation of the Registrant, adopted January 23, 2009, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed January 23, 2009.

4.8
Articles of Amendment to Articles of Incorporation of the Registrant, adopted February 11, 2009, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed February 13, 2009.

4.9
Articles of Amendment to the Articles of Incorporation of the Registrant, establishing the Junior Participating Preferred Stock, Series B, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed April 21, 2011.

4.10
Articles of Amendment to the Articles of Incorporation of the Registrant, adopted October 19, 2011, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed October 25, 2011.

4.11
Articles of Amendment to the Articles of Incorporation of the Registrant, adopted October 31, 2011, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

4.12	Amended and Restated Bylaws of the Registrant, adopted February 11, 2009, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed February 13, 2009.
4.13
Specimen of the Registrant’s Common Stock Certificate, incorporated herein by reference to Exhibit 4 to Amendment No. 1 to the Registrant’s Form S-14 Registration Statement (File No. 2-96498) filed March 18, 1985..

5.1	Opinion of Parker Poe Adams & Bernstein LLP regarding the legality of securities registered.
23.1	Consent of Dixon Hughes Goodman LLP (filed herewith).
23.3	Consent of Parker Poe Adams & Bernstein LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included in the signature page to this Registration Statement).
99.1	FNB United Corp. 2012 Incentive Plan.
99.2	Form of Incentive Stock Award Agreement
Item 9.    Undertakings.
(a)    The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Asheboro, State of North Carolina, on March28, 2013.
FNB UNITED CORP.
(Registrant)
By: /s/
Name: Brian E. Simpson
Title: Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Brian E. Simpson and David L. Nielsen his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Dates

/s/ Brian E. Simpson	Chief Executive Officer (Principal Executive Officer) and Director	March 28,2013

/S/ David L. Nielsen	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 28,2013

/S/ Austin A. Adams	Director	March 28,2013

/S/ John J. Bresnan	Director	March 28,2013

/S/ Scott B. Kauffman	Director	March 28,2013

/S/ Jerry R. Licari	Director	March 28,2013

/S/ J. Chandler Martin	Director	March 28,2013

/S/ H. Ray McKenney, Jr.	Director	March 28,2013

/S/ R. Reynolds Neely, Jr.	Director	March 28,2013
/S/ Robert L. Reid	Director	March 28,2013

/S/ Louis A. “Jerry” Schmitt .	Director	March 28,2013

/S/ Boyd C. Wilson, Jr.	Director	March 28,2013

Exhibit Index

Exhibit No.	Description
4.1	Articles of Incorporation of the Registrant.
4.2	Articles of Amendment to Articles of Incorporation of the Registrant, adopted May 10, 1988.
4.3	Articles of Amendment to Articles of Incorporation of the Registrant, adopted May 12, 1998.
4.4	Articles of Amendment to Articles of Incorporation of the Registrant, adopted May 23, 2003.
4.5	Articles of Amendment to Articles of Incorporation of the Registrant, adopted March 15, 2006.
4.6	Articles of Merger, setting forth amendment to Articles of Incorporation of the Registrant, effective April 28, 2006.
4.7	Articles of Amendment to Articles of Incorporation of the Registrant, adopted January 23, 2009.
4.8	Articles of Amendment to Articles of Incorporation of the Registrant, adopted February 11, 2009.
4.9	Articles of Amendment to the Articles of Incorporation of the Registrant, establishing the Junior Participating Preferred Stock, Series B.
4.10	Articles of Amendment to the Articles of Incorporation of the Registrant, adopted October 19, 2011.
4.11	Articles of Amendment to the Articles of Incorporation of the Registrant, adopted October 31, 2011.
4.12	Amended and Restated Bylaws of the Registrant, adopted February 11, 2009.
4.13	Specimen of the Registrant’s Common Stock Certificate.
5.1	Opinion of Parker Poe Adams & Bernstein LLP.
23.1	Consent of Dixon Hughes Goodman LLP.
23.3	Consent of Parker Poe Adams & Bernstein LLP (included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included in the signature page to this Registration Statement).
99.1	FNB United Corp. 2012 Incentive Plan.
99.2	Form of Stock Incentive Award Agreement.